Exhibit 10.16

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

MASTER DISTRIBUTOR AGREEMENT

THIS AGREEMENT, made and entered into by AMER SPORTS MALAYSIA SDN BHD, a corporation organized and existing under the laws of Malaysia with its principal office at Unit 6-1, Level 6, Tower 6, UOA Business Park, No. 1 Jalan Pengaturcara U1/51A, Seksyen U1, 40150 Shah Alam, Selangor, Malaysia (hereinafter called “Amer”); and AVID SPORTS SINGAPORE PTE. LTD., a private company limited by shares incorporated in Singapore with Company No. 202308409G, having its registered office at 3 Anson Road, #24-02 Springleaf Tower Singapore 079909 (hereinafter called “Distributor”);

WITNESSETH:

WHEREAS, Amer is engaged in the business of sales and marketing of sporting goods equipment and accessories and related items; and

WHEREAS, Distributor is desirous of marketing certain of Amer products and being designated as Distributor for such Products in the Territory (as hereinafter defined);

WHEREAS, Distributor pledges its extraordinary commitment to the furtherance of Amer brands and products in the Territory, and is committed to invest significantly in order to establish a direct-to-consumer business model in the Territory and achieve the CAGR requirement as prescribed in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

Section A – Definitions and Interpretation

“Amer’s Affiliate”

shall mean any one or more company, subsidiary, division, joint-venture or other business enterprise other than Amer which is directly or indirectly owned, controlled, or operated by Amer Sports Holding (Cayman) Limited.

“Contract Year”	shall mean the year beginning on January 1st and ending on December 31st of the same year.
“Country”

shall in each instance mean either Malaysia, Philippines, Singapore, Indonesia, Thailand, Vietnam, India, Sri Lanka, Cambodia, Brunei, Nepal, Bangladesh, Laos, Myanmar or Maldives, as the context so requires being the Territory assigned to the Distributor for the distribution of the Products.

“Country Distributor”	shall mean the sub-distributor(s) appointed by the Distributor under this Agreement for each Country to distribute the Products.
“Customer Service”	shall mean all post-sales services and/or repairs on Products sold by Distributor in the Territory.

Amer Sports Malaysia Sdn Bhd

Registration Number: 199001002893 (194459-A)

Unit 6-1, Level 6, Tower 6, UOA Business Park, No. 1 Jalan Pengaturcara U1/51A, Seksyen U1, 40150 Shah Alam, Selangor, Malaysia

Tel. +603 5569 7220, Fax +603 5569 8659 Website: www.amersports.com

“Intellectual Property”

shall mean any patent, copyright, registered design, Trademark or other industrial or intellectual property right subsisting in the Territory in respect of the Products, and applications for any of the foregoing.

“Net Distributor Price”

shall mean the price of the Products purchased by Distributor at Amer’s current distributor price for the Products for the Territory as denominated in United States dollars (as determined by Amer from time to time in its discretion); provided always that the Net Distributor Price contemplated herein shall in no event be higher than [***] of the RRP, unless otherwise mutually agreed in writing between Amer and Distributor.

"Net Invoice Value"	shall mean the Net Distributor Price exclusive of taxes, duties, insurance, transportation and handling costs.
“Products”	shall mean such products as are from time to time in the in-line range of [ ] branded products manufactured by or for Amer and permitted by Amer for distribution into the Territory.
“RRP”	shall mean the recommended retail price for a given Product as set forth in the global pricing (Europe, converted to United States dollars) from time to time.
“Retail Stores”	shall mean retail stores that offer the Products for sale exclusively to end customers.
“Term”	shall mean the duration of this Agreement as specified in Section 11(a).
“Territory”	shall mean Malaysia, Philippines, Singapore, Indonesia, Thailand, Vietnam, India, Sri Lanka, Cambodia, Brunei, Nepal, Bangladesh, Laos, Myanmar and Maldives.
“Trademarks”

shall mean:-

(a)           any trade marks and trade names which Amer or any of its Affiliates may at any time have adopted, used, or registered in any part of the world including the Territory including but not limited to the trade marks set out in Exhibit B hereto; and

(b)          such other trade marks as are used by Amer or in relation to the Products at any time during this Agreement.

(c)           any domain names containing any of the trade marks of Amer or an Amer Affiliate that are used to promote or sell Products in any Country under this Agreement.

Section 1 – Appointment

(a)	Amer hereby appoints Distributor as its exclusive master distributor to sell and distribute the Products (including the right to offer the Products for sale, or market or advertise the Products, via the Internet or otherwise through any electronic means or medium) in the Territory subject to the terms and conditions of this Agreement and provided that an exception to the exclusive rights shall apply to any currently existing distributors in the Territory, until such time as the rights granted to such currently existing distributors expire. Amer or the Amer Affiliates shall not be required to incur any liabilities in terminating any current distributors in the Territory but agree to work reasonably and collaborate with Distributor to orderly transfer the distribution rights granted herein when they become available.

(b)	Amer hereby acknowledges and agrees that the Distributor may appoint Country Distributor(s) for the sale of the Products in the Territory subject always to the following provisions:

(i)	the Distributor shall identify potential Country Distributor(s) with relevant skills and experience for marketing, promoting, selling and distributing the Products in each Country;

(ii)	the Distributor shall remain responsible for the actions and omissions of each of the Country Distributor(s) with respect to the subject matters contemplated under this Agreement and shall further ensure the compliance of each of the Country Distributor(s) with the terms and conditions of this Agreement, failing which Amer may deem such breach by such Country Distributor(s) as a breach by the Distributor under this Agreement and the Distributor shall be solely responsible for any commitments, obligations or liabilities made by the Distributor to any of the Country Distributor(s); and

(iii)	the Distributor hereby acknowledges that the appointment of any such Country Distributor(s) does not reduce, impair or negatively affect its liability to perform each one of its obligations under this Agreement.

Section 2 – Distributor Acceptance and Undertaking

(a)	Distributor accepts appointment as Amer’s exclusive Distributor in the Territory and agrees to secure full distribution of Products in the Territory and to fully and promptly supply the demand for Products in the Territory. Distributor agrees to maintain at all times one or more offices, show rooms, repair and other facilities in the Territory, properly and adequately equipped and staffed, and to maintain an inventory of Products of sufficient quantity and mix, to enable it to fully discharge all of its responsibilities under this Agreement. Distributor will promote only in the Territory and only out of facilities within the Territory, and will not maintain any facility for the storage, repair or sale directly or indirectly, of the Products outside of the Territory unless Amer gives its prior written consent.

(b)	Distributor shall not, and shall ensure that each Country Distributor shall not directly or indirectly, set up or operate any Retail Stores without the prior written approval of Amer. In the event that such approval is granted by Amer, the Distributor shall, and shall ensure that the relevant Country Distributor(s) comply with the instructions or directions of Amer or any guidelines issued by Amer from time to time on the setting up and operation of Retail Stores.

(c)	Distributor shall not disclose to or use for the benefit of itself and/or any other third parties any confidential information concerning the business, affairs, or the Products of Amer or any of Amer’s Affiliates which it may acquire in the course of its activities under this Agreement other than for the purposes of discharging its responsibilities under this Agreement and shall take all necessary precautions to prevent any such disclosure by any of its employees, agents or officers. For purposes of this subsection, confidential information shall include but not be limited to business plans, innovations, new product information, trade secrets, other commercially sensitive information and other unpatented product-related information. Distributor acknowledges that title to the aforesaid confidential information is vested in Amer. The provisions of this Section 2(c) shall survive the termination of this Agreement. The Distributor shall secure that the Country Distributors comply with the confidentiality obligation set forth in this clause.

(d)	Both parties are aware of the fact that the Products are high-quality trademarked articles that have to be sold in a way paying tribute to the significance and image of the Product’s and the Trademarks. Distributor agrees that in the sale of the Products it shall at all times carry out to the best of its ability a merchandising policy designed to promote and maintain the excellence of quality and to preserve the goodwill which is now associated with the name and reputation of Amer, Amer’s Affiliates and the Products.

(e)	Distributor shall be responsible and undertakes to comply with all relevant requirements and/or procedures for the distribution of Products in each Country under any applicable laws, rules and regulations and/or guidelines, including but not limited to complying with and attending to any labelling requirements for each Country, attending to any required applications to local authorities for the distribution of Products in each Country.

(f)	Distributor shall undertake and continue the performance of this Agreement with such employees, manpower, resources and facilities as are necessary to promote vigorously the use and sale of Products in the Territory. Amer shall have no responsibility for the expense of the Distributor’s manpower, resources and facilities. Especially, Amer shall not have any labor or any kind of responsibility toward Distributor’s employees or workers, since there is no relationship between the parties other than as expressly provided hereunder.

(g)	Distributor shall not represent itself as the agent of Amer under any circumstances whatsoever, and shall not attempt or purport to enter into agreements on behalf of Amer and shall not license the Trademarks of Amer to others.

(h)	Distributor shall be responsible for Customer Service within each Country and shall undertake or arrange all such Customer Service. To this end, Distributor shall purchase and maintain an appropriate stock of parts and/or assemblies at Distributor's premises. Distributor's conduct of its service and repair activities will be such as to enhance the reputation of Amer and the Products in the Territory.

(i)	Distributor undertakes not to, and shall ensure that each Country Distributor does not:-

(i)	offer or sell the Products, whether via wholesale, retail, the Internet or otherwise, to any person, firm or company in any country which is:-

(a)	outside the Territory; or

(b)	within the Territory if Distributor has reason to believe that that person intends to resell the Products in any country which is outside the Territory; or

(c)	within one of the Country if Distributor has reason to believe that that person intends to resell the Products in another one of the other Countries; and/or

(ii) obtain the Products for resale from any person, firm or company other than Amer.

In the event any Products purchased by Distributor from Amer are found to be sold or offered for sale by the Distributor or a Country Distributor outside the Territory, Distributor shall be deemed to be in breach of this section unless Distributor proves to the satisfaction of Amer that such breach has not occurred.

(j)	The Distributor shall in each instance no later than the day the Distributor submits an order for the Products, provide to Amer, a draft purchase plan for the Distributor’s next order for the Products in such form as may be agreed between the parties from time to time. Amer reserves the right to propose reasonable amendments to the said draft purchase plan and the parties shall enter into good faith discussions on the draft purchase plan where reasonably requested by Amer. The Distributor agrees to take into consideration the amendments proposed by Amer and if acceptable to the Distributor, the Distributor shall make the relevant amendments to the draft purchase plan. Thereafter, the Distributor agrees to comply with the agreed purchase plan in relation to the sale and distribution of the Products for the Territory unless otherwise agreed between the parties.

Section 3 – Amer’s Undertaking

(a)	Except to the extent expressly set forth in this Agreement, during the term of this Agreement Amer shall supply Distributor with Products for resale in the Territory on an exclusive basis (except for orders received by Amer direct from customers which Amer shall ship directly to such customers), it being expressly understood by Distributor that although Amer will use its reasonable best efforts within the law to avoid it, Amer cannot prevent any other party from shipping and selling Products into the Territory, the occurrence of which event shall not be deemed a breach by Amer of this Agreement. Notwithstanding the foregoing and other provision of this Agreement, Amer shall have the exclusive right to provide or supply the Products by way of sponsorship to any party for any marketing or promotional activities within the Territory unless agreed otherwise with the Distributor.

(b)	Amer shall have the right to stop manufacturing and selling any of the Products or to make such alterations to the specifications of the Products as it may think fit without incurring any obligation or liability to Distributor except that Amer will use its reasonable best efforts to notify Distributor ninety (90) days in advance of permanent discontinuance of any major Amer product line.

(c)	Amer reserves the right at any time during the Term of this Agreement to repurchase any or all of Distributor’s inventories of Products at Distributor’s landed cost including duties.

Section 4 – Prices and Payments

(a)	Distributor shall pay to Amer for Products it purchases at Net Distributor Price F.O.B. Amer’s or any of Amer’s Affiliates’ or any of Amer’s contract manufacturers’ plant, distribution center or overseas source as communicated by Amer from time to time, or as stated in Amer’s documents relating to the particular shipment. Subject to the provisions of this Agreement, such Net Distributor Price may be revised by Amer at any time and from time to time, and Distributor shall pay Amer for Products the Net Distributor Price prevailing at the time of the issuance of each proforma invoice. Amer agrees to endeavour to notify Distributor of changes in prices or in the applicable distributor discounts as far in advance of the effective date of such change as is practicable.

(b)	Unless otherwise agreed on the invoice to Distributor, the standard payment terms shall be thirty (30) days from the date of invoice being issued by Amer, whether or not the Products are sold to a Country Distributor.

(c)	Unless otherwise specified by Amer from time to time, all monetary terms of this Agreement shall be calculated and construed in terms of United States currency and all payments shall be made by irrevocable letter of credit payable in United States dollars or by some other mode of secured payment as may be approved by Amer. Amer will authorize other terms of payment at its discretion.

(d)	Amer, upon material change in the credit worthiness, or financial standing of Distributor, as a condition to its acceptance of Distributor’s orders, may require Distributor to open a confirmed, irrevocable letter of credit in favour of Amer at a bank within the United States of America or the relevant Country acceptable to Amer and the conditions for payment thereunder shall be satisfied upon the delivery by Amer of the usual shipping documents, including but not limited to negotiate bill of lading.

(e)	The ability of Distributor to complete payments in United States currency or such other currency as may be stipulated by Amer) is of the essence of this Agreement. If by virtue of any regulation or order of any government authority in the Territory of the inconvertibility of currencies Distributor is unable to make payments in accordance with this Agreement, Amer may terminate this Agreement in whole or in part at once without liability or responsibility on the part of Amer to Distributor.

Section 5 – Terms and Conditions

(a)	All sales made to Distributor by Amer pursuant to the terms of this Agreement shall be subject to Amer’s standard terms and conditions of sale in effect as at time of any sale. All such terms and conditions of sale shall be subject to revision by Amer at any time and from time to time. Amer agrees to endeavour to notify Distributor of changes as far in advance of the effective date of any such change as is practicable.

(b)	Distributor agrees to pay all taxes, duties, deposits, bonds, surcharges and penalties and imposts of any kind imposed upon Amer or Distributor or upon the Products by any government or taxing authority relating to the sale of Products hereunder.

Section 6 – Purchase Orders

(a)	Distributor shall submit to Amer or the designated Amer’s Affiliate (herein incorporated within the designation “Amer” for purposes of this Agreement), purchase orders in a form approved by Amer for the purchase of Products. Purchase orders submitted by Distributor pursuant to this Section 6 shall be subject in each instance to acceptance by Amer, which acceptance shall be deemed to occur only upon written acknowledgement of acceptance in the form of either an order acknowledgement or an e-mail or a fax confirming receipt and entry of the order with written acknowledgement to follow provided, however, that if subsequent to acceptance Amer is unable to fill such purchase orders by the desired date of shipment, it shall have the right to postpone shipment until such time as it is able to fill such purchase orders and may ship at such postponed date at prices set in a manner consistent with Section 4. Each purchase order shall be deemed void and without effect if not accepted within thirty (30) days after date of dispatch thereof by Distributor in the manner required by Section 17 of this Agreement.

(b)	Distributor may submit orders using Amer’s prescribed form, or by telephone, e-mail or fax, confirmed by a written purchase order, and shall describe the Products in a clear and unambiguous manner, including precise instructions for packaging, invoicing, and shipping.

On the first day of the Term of this Agreement and every three (3) months thereafter throughout the Term, Distributor shall deliver to Amer a written forecast of its needs for the Products during the twelve (12) month period immediately following or the remaining period of the Term, whichever is less. Such forecast shall be delivered at least as often as every three months or to coincide with regular visits of the Amer representative. The amount of Products forecasted for the first three (3) months shall constitute the firm order of Distributor for such Products, subject to acceptance by Amer pursuant to Section 6(a) hereof. Upon a showing of good cause, Distributor may modify such orders for Products as the need may arise provided such modifications are coordinated in advance with Amer. Amer agrees to use its commercially reasonable efforts to fill additional orders for Products.

Any terms or conditions stated in Distributor’s orders or Amer’s acceptance which are not consistent with this Agreement shall, unless otherwise agreed in writing by Amer, be null and void, but the effectiveness of such orders or acceptances shall not thereby be vitiated as to the remaining consistent terms and conditions.

(c)	The Products shall be shipped F.O.B. Amer’s or any of Amer’s Affiliates’ or any of Amer’s contract manufacturers’ plant, distribution center or overseas source as communicated by Amer from time to time, or as stated in Amer’s documents relating to the particular shipment. The Distributor and/or the Country Distributor, as the case may be, shall provide Amer or any of Amer’s Affiliates the instructions or information relating to the shipment of the Products, including but not limited the carrier selected, names of the carrier and the relevant account number of the Distributor or Country Distributor with the said carrier within a reasonable period of time after acceptance of any order forecasted by Distributor pursuant to Section 6(b) hereof. Delivery dates shall be approximate and shall be computed from the date of acceptance of the order by Amer. Weights given shall be estimated weights. All typographical and clerical errors shall be subject to correction. Amer or Amer’s Affiliate undertakes to notify the Distributor or the relevant Country Distributor when the Products are ready for shipment and the Distributor or the relevant Country Distributor undertakes to instruct their appointed carrier for the transportation of the Products and take delivery of the Products accordingly.

Amer shall in no event be obliged to make any delivery of Products if such delivery would constitute a violation of any laws, regulations, or policies of any of the relevant Countries or of the United States of America or of any political subdivision of either.

Amer's obligation to effect delivery of the Products shall be fully discharged, and all risk of loss or damage shall pass to Distributor when the Products are delivered to the above specified F.O.B point.

(d)	All claims for defects or for shortages in the Products by the Distributor and/or the relevant Country Distributor shall be made in writing by Distributor only within forty-five (45) days of receipt of the Products by the Distributor and/or the relevant Country Distributor, as the case may be, in the relevant destination Country, and Amer shall respond thereto within forty-five (45) days. In the event of a rejection of any of the Products, risk of loss shall remain with the Distributor until the rejected Products are returned to the possession of Amer pursuant to Section 6(e) hereof, or are inspected in the relevant Country or proven to be unsatisfactory in an unequivocal manner.

(e)	The Products shall not be returned by Distributor and/or the relevant Country Distributor without authorization and instructions from Amer, nor shall Amer accept returned Products except in accordance with such authorization and instructions.

(f)	To the extent permissible under applicable laws, Distributor shall in each Contract Year make minimum total purchases of Products for the Territory from Amer having a Net Invoice Value in United States dollars as set forth in Schedule A.

There will be no carry-over or netting-off of any surplus beyond the minimum total purchases achieved for the previous Contract Year.

Purchases in respect of Products bearing the Trademarks but not purchased by Distributor from Amer (but only if such purchases are expressly approved by Amer) shall not be counted towards the computation of the abovementioned minimum total purchases. In the event the Distributor fails to achieve the aforesaid minimum total purchases as specified in Schedule A, then the parties shall in good faith discuss and reach an agreement on a set of revised minimum total purchases to be achieved by the Distributor for the current and upcoming Contract Year (provided that any such revised minimum total purchases shall not exceed the aggregate total CAGR specified in Schedule A). If the parties fail to reach an agreement on the revised minimum total purchases, Amer shall be entitled to terminate this Agreement at once by written notice to Distributor or in its absolute discretion to convert the status of the Distributor to a non-exclusive distributor in the Territory. Without prejudice to the generality of the foregoing, in the event that the Distributor fails to achieve at least half of the minimum total purchases for a particular Contract Year or fails to achieve the minimum total purchases consecutively for two (2) Contract Years, then Amer shall be entitled to terminate this Agreement at once by written notice to Distributor or in its absolute discretion to convert the status of the Distributor to a non-exclusive distributor in the Territory; provided, however, that if any failure to achieve the aforesaid minimum total purchases as specified in Schedule A is ascribable to the shipments of Products ordered by Distributor (according to the Distributor’s purchase plan) and subsequently accepted by Amer are delayed or not effected in the year in which they were scheduled, then Amer shall not be entitled to the rights prescribed in this paragraph.

In the event that the Distributor’s total purchases of Products for the Territory exceeds the minimum total purchases for a particular Contract Year set out in Schedule A, Amer hereby agrees to grant a rebate to the Distributor for such Contract Year as calculated based on the value of the total purchases made by the Distributor in excess of the benchmark amount calculated as X below. The agreed percentage of the rebate for each Contract Year is further set out in Schedule A. By way of an illustration of the rebate mechanism:

X	=	benchmark amount equivalent to [***] of the aggregate RRP of the Products representing Amer’s total B2B Gross Sales in the Territory for the financial year ending 31 December 2023
Y	=	The Distributor’s total purchases of Products for the Territory for a particular Contract Year
Z	=	The percentage of rebate set out in Schedule A
Rebate to be received by Distributor	=	(Y-X) * Z

Example:

“In year 2024, the Distributor makes a total purchase of Y, which exceeds X, being the benchmark amount ([***] of the aggregate RRP of the Products representing Amer’s total B2B Gross Sales in the Territory for the financial year ending 31 December 2023), then Amer shall grant to the Distributor a rebate of Z on the difference between the value of X and Y”

All payments of rebate for a particular Contract Year (if any) will be made by Amer to the Distributor by way of an issuance of credit note in favour of the Distributor in the following Contract Year (the Distributor may apply such credit note towards the settlement of payment for purchase orders at its sole and absolute discretion at any time within such following Contract Year) unless otherwise determined by Amer.

For the avoidance of doubt, any amount arising out of or in connection with the abovementioned credit note shall also be counted towards the Distributor’s total purchases of Products for the Territory for the relevant Contract Year.

Section 7 - No consequential Damages / Indemnity

(a)	Amer will use its commercially reasonable efforts to fulfill orders. It is understood, however, that lead times will vary according to manufacturing and other conditions and that all delivery dates are estimated and accordingly, time of delivery shall not be of the essence. Under no circumstances shall Amer be liable, on account of delay or failure to deliver through or by virtue of its relation with Distributor and/or Country Distributor, for any special or consequential damages, whether based upon lost goodwill, lost resale profits, work stoppage, impairment of other goods, breach of contract, negligence, or otherwise.

(b)	The Distributor shall comply and secure each Country Distributor’s compliance with all laws and regulations as regards the distribution of the Products in the relevant Country. Distributor shall indemnify Amer and hold it harmless from any claims, demands, liabilities, suits, or expenses of any kind arising out of Distributor's and/or Country Distributor’s wrongful or improper conduct of its business, and these provisions shall survive the termination of this Agreement.

(c)	Notwithstanding anything to the contrary in this Agreement, Amer shall not be liable to Distributor by reason of any representation or implied warranty, condition or other term or any duty at common law, or under the express terms of this Agreement, for any consequential loss or damage (whether for loss of profit or otherwise and whether occasioned by the negligence of Amer or its employees or agents or otherwise) arising out of or in connection with any act or omission of Amer relating to the manufacture or supply of the Products, their resale by Distributor or their use by any customer.

Section 8 – Product Warranty

(a)	The published warranty of Amer with respect to the Products, if any, is accepted by Distributor in lieu of all other warranties, express or implied, and shall be extended by Distributor to its customers. The Distributor shall further ensure that the published warranty is accepted by the Country Distributor(s) in lieu of all other warranties, express or implied, and shall be extended by the Country Distributor(s) to their respective customers. Amer reserves the right to change, at its sole option, the terms and conditions of the aforementioned warranty at any time, which change shall become effective immediately upon notice by Amer to Distributor.

(b)	Immediately upon receipt of knowledge or notice that any person is asserting a claim for personal injury alleged to have been caused by a defect in the manufacture or design of any Product sold by Distributor in any of the Countries, Distributor shall notify Amer thereof in writing.

Amer at its option, shall either (1) take over and control the defense and/or settlement of such claim on Distributor's behalf at Amer's expense, or (2) reimburse Distributor for legal expenses reasonably incurred in its defence of such claim. Amer shall, in either event, hold Distributor harmless from any judgment or award rendered on such a claim. However, Amer shall not be responsible to Distributor for Distributor's consequential or incidental damages or business losses.

Amer's obligations under this subsection 8(b) are expressly contingent upon the required notice by Distributor being timely given.

Section 9 - Trademarks and Copyrights

(a)	Distributor acknowledges, and shall further procure the acknowledgement of the Country Distributor(s) of Amer's and/or any of Amer’s Affiliates’ exclusive right, title, goodwill and interest in and to any Trademarks and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of said right, title, goodwill and interest. In connection with any reference to the Trademarks, Distributor shall not and shall ensure that the Country Distributor shall not in any manner represent that it has any ownership interest in the Trademarks or registration(s) thereof, and the Distributor acknowledges, and shall further procure the acknowledgement of the Country Distributor(s) that no action by it or on its behalf shall create in Distributor's and/or Country Distributor’s favor any right, title, goodwill or interest in or to the Trademarks.

Distributor recognizes, and shall procure that the Country Distributor(s) recognize the validity of Amer's and/or any of Amer’s Affiliates’ copyright in any of their written material or packaging of the Products, and further recognizes Amer's and/or any of Amer’s Affiliates’ exclusive right to copyright protection and/or registration of any translation of any advertising, promotional, or descriptive material furnished to Distributor and/or the Country Distributor(s) by Amer and/or any of Amer’s Affiliates.

(b)	Distributor shall ensure that each reference to and use of any of the Trademarks by Distributor and/or the Country Distributor(s) is at all times in a manner approved by Amer and accompanied by an acknowledgement, in a form approved by Amer, that the same is a Trademark (or registered Trademark) of Amer and/or any of Amer’s Affiliates.

(c)	Distributor undertakes that when referring to the Trademarks, it will diligently comply with all laws pertaining to Trademarks at any time in force in the Territory and shall further ensure the compliance of the Country Distributor(s) with this Section. This provision includes compliance with marking requirements.

(d)	Distributor shall promptly and fully notify Amer of any apparent, actual, threatened or suspected infringements, imitations, illegal use, or misuse of the Intellectual Property of Amer and/or any of Amer’s Affiliates which come to Distributor's attention, whether as notified by the Country Distributor(s) or otherwise. Distributor furthermore agrees that it shall not and shall ensure that the Country Distributor(s) shall not at any time take any action in Courts, administrative agencies, or otherwise to prevent the infringement, imitation, illegal use, or misuse of the Intellectual Property of Amer and/or any of Amer’s Affiliates without the written consent of Amer, it being clearly understood by Distributor that such action falls wholly within the authority of Amer and/or any of Amer’s Affiliates’ as sole owner of the Intellectual Property.

(e)	Distributor undertakes to, and where relevant, shall procure that the Country Distributor(s), fully and without any reservation whatsoever to render to Amer and/or any of Amer’s Affiliates at any time during or after the Term of this Agreement all assistance in connection with any matter pertaining to the protection of the Intellectual Property of Amer and/or any of Amer’s Affiliates whether in the Courts, administrative agencies or otherwise, and to make promptly available to Amer, its representatives, and attorneys all of Distributor's and/or Country Distributor(s)’ files, records, and other information pertaining to the advertising, promotion, distribution, and sale of the Products.

(f)	Distributor agrees and undertakes that it will not at any time whether during or after the Term of this Agreement, adopt, use, or register without Amer's prior written consent, any work or symbol or combination thereof which is similar to any of the Trademarks. In no event shall Distributor use such work, symbol, or combination thereof in any language or form in its trade name (whether or not registered) or corporate name. The Distributor shall further procure the compliance of the Country Distributor(s) with this Section.

(g)	Distributor and any Country Distributor shall not modify any Products or Trademarks used on the Products by Amer or the Amer Affiliate; including that Distributor agrees it will not, and shall ensure that the Country Distributor(s) will not alter, deface, remove, coverup, or mutilate in any manner whatsoever, any Trademark, serial or model number, brand, or name which Amer and/or any of Amer’s Affiliates may attach or affix to the Products.

The Distributor shall, and shall further ensure that the Country Distributor(s) only use the Trademarks for the purposes set out in this Agreement. Each and every use of any of the Trademarks by the Distributor and/or Country Distributor shall comply with “Brand Guidelines” on the use of Trademarks and other Intellectual Property as published by Amer or its Affiliate(s) from time to time. A copy of the Brand Guidelines is available on request. Distributor shall provide, or shall procure that the Country Distributor(s) provide Amer, in a timely manner, with five (5) copies of each and every approved use of the Trademarks, including advertising and promotional materials for Amer records.

(h)	Immediately upon receipt of knowledge or notice that any person claims infringement of trademark or other intellectual property rights arising out of the sale of Products by Distributor and/or Country Distributor(s) in the Territory in compliance with this Agreement, Distributor shall notify Amer thereof in writing.

Amer at its option, shall either (1) take over and control the defense and trial and/or settlement of such claim on Distributor's or Country Distributor(s)’ behalf at Amer's expense, (2) reimburse Distributor or Country Distributor(s) for legal expenses reasonably incurred in its defense of such claim, or (3) propose a commercially reasonable alternative for the resolution of the matter in dispute. Amer shall, in either event, hold Distributor or Country Distributor(s) harmless from any judgement or award rendered on such a claim. However, Amer shall not be responsible to Distributor or Country Distributor(s) for their indirect, consequential or incidental damages (including but not limited to loss of profit) or business losses.

Amer's obligations under this subparagraph (h) are expressly contingent upon the required notice by Distributor being timely given.

(i)	Distributor acknowledges and agrees that it shall not, without a written license from Amer, use Amer’s names, trademarks, or copyrights in any domain names or other universal resource locators. Distributor agrees to assign, or, upon Distributor’s failure to assign, to authorize the applicable web site registrar or other domain name registration authority to assign, to Amer any domain name registered for by Distributor that uses Amer’s names, trademarks, or copyrights in violation of this provision. Distributor agrees to indemnify Amer from and against any and all costs, damages, or liabilities, including but not limited to Amer’s attorney’s fees, incurred by Amer in the enforcement this provision. The foregoing terms shall also apply to each Country Distributor and Distributor shall cause each Country Distributor to comply with the terms set forth in this Section.

Section 10 - Reports

Where permitted by law, Distributor shall furnish to Amer the monthly sell through data of the Products in such manner and format and with such details as Amer may specify from time to time for each Country.

Section 11 – Term and Termination

(a)	This Agreement shall take effect as of 1 January 2024 and shall continue to be in effect for a period of three (3) years, expiring on 31 December 2026 unless sooner terminated as provided herein. Upon the expiry of the said three (3) years period, this Agreement shall automatically be renewed for a further two (2) years period on the same terms and conditions set out in this Agreement unless either party serves a written notice to the other party of its intention not to renew this Agreement at least ninety (90) days prior to the expiry date of the initial three (3) years period.

(b)	Upon the happening of any one or more of the following events, in addition to all other rights and remedies available to it, Amer shall have the right to cancel and terminate this Agreement at once by written notice to Distributor pursuant to Section 17 hereof.

(i)	The failure of Distributor to perform or comply with any one or more of any of the terms or conditions of this Agreement if not remedied within thirty (30) days after formal notification of the failure.

(ii)	Any change of control (for the purpose of this clause, “change of control” means ANTA Sports Products Limited ceasing to own, directly or indirectly, over 50% of the voting rights in Distributor), sale, transfer, change of ownership or other disposition, whether by operation of law or otherwise of Distributor, without the prior written consent of Amer, which in its absolute and unqualified discretion may be withheld:

a)            of all or part of Distributor’s business.

b)	if Distributor is a share corporation or analogous enterprise, of any or all of Distributor’s issued and outstanding stock, shares or other securities, with or without voting rights, or certificates of indebtedness with voting rights; or of any or all of Distributor’s unissued stock or shares; or the issue or reissue of any or all issued stock or shares; or the issue or reissue of any or all of the foregoing; or the issuance of any new stock, shares or securities, with or without voting rights, or certificates of indebtedness with voting rights.

(iii)	The insolvency of Distributor or the assignment by Distributor for the benefit of creditors; or the filing of a voluntary bankruptcy, judicial liquidation, or reorganisation petition by Distributor; or the appointment of a receiver, liquidator or judicial administrator, or a trustee for Distributor, of any part or interest of its business, or the dissolution of the Distributor for any cause whatsoever, or the cessation of business of the Distributor for any cause whatsoever.

(iv)	The loss of Distributor’s management, or control by Distributor of its distribution business by virtue of any law, decree, order, rule, regulation, ordinance or any other cause.

(v)	Loss, suspension or impairment of Distributor’s authority to exist as a corporation or transact business in the Territory or any subdivision thereof, or a violation of the warranty stated in Section 15(c) hereof not cured within thirty (30) days.

(vi)	The discontinuance of the sale of the Products by Distributor, for any reason.

(vii)	Inability or failure of Distributor to make payments in United States currency (or any other currency as may be stipulated by Amer), as required under this Agreement, and any inability of Distributor to perform its obligations hereunder.

(viii)	Any action or course of dealing involving Distributor or the Country Distributor(s) or any of their officers or directors which would be a violation of laws relating to business if committed in the United States, regardless of its legality in the relevant Country.

(ix)	The existence of any actual or threatened legal action against the Distributor which in Amer’s opinion may:-

(a)	affect the goodwill and reputation of Amer, its Products, its brands, or its Affiliates; and/or

(b)	affect Distributor’s ability to perform its obligations under this Agreement or to promote the interests of Amer, its Products, its brands, and its Affiliates.

(xi)	If, in the reasonable opinion of Amer, Distributor should at any time fail to promote vigorously the use and sale of Products or secure full coverage therefor in any part of the Territory.

(xii)	If there is any breach or deemed breach of Section 2(i) above or if Amer has reason to believe that there has been such a breach of Section 2(i) above.

(xiii)	The failure of the Distributor to comply with any payment terms or obligations under this Agreement or to take or effect delivery of the Products which have been ordered by the Distributor pursuant to this Agreement.

(c)	This Agreement shall automatically terminate at once without notice with respect to any Country upon the enactment of a law, decree, or regulation by any governmental unit within such Country which would impair or restrict the right of Amer to terminate or elect not to renew this Agreement or provide for the payment of penalties or indemnities therefor, or prevent the sales of the Products in such Country, or for other Force Majeure causes making distribution under this Agreement impracticable or illegal.

Section 12 – Rights and Obligations Upon Termination

Upon termination of this Agreement:

(a)	Neither party shall be liable for compensation or consequential damages of any kind, whether on account of the loss of present or prospective profits, or anticipated sales, expenditures, investments, or commitments made in connection with this Agreement, except that Amer shall at all times be entitled to full payment for Products sold to Distributor and responsible for payments required to be made to Distributor herein, if any, prior to such termination.

(b)	Distributor shall return to Amer any unused promotional materials supplied by Amer. The cost of shipping shall be borne by Amer if the method and cost of the return are approved in advance by Amer.

(c)	Distributor shall at once cease all use of the Amer name and Trademarks and cease representing itself as Amer’s Distributor.

(d)	Distributor shall, after expiration or termination, allow Amer at Amer’s sole option to repurchase any or all of Distributor’s inventories of Products at Distributor’s landed cost. However, Amer shall have absolutely no obligation to do so. For a period of six (6) months after such expiration or termination, Distributor shall have the right to sell its inventories of Products if Amer does not repurchase them. Distributor’s right to sell its inventories of Products as provided above shall expire at the end of the said six (6) months.

(e)	Distributor shall ensure that the Country Distributors comply with the above obligations as well.

(f)	Subject as otherwise provided herein and to any rights or obligations which have accrued prior to termination, neither party shall have any further obligation to the other under this Agreement.

Section 13 – Competitive Products

With the exception of arrangements which Distributor currently has as of the date of this Agreement and which Distributor has fully disclosed to Amer in Exhibit A attached hereto and by this reference made part thereof, Distributor shall refrain from promoting, selling or offering for sale, either directly or indirectly through a person or an entity directly or indirectly owning an equity interest in Distributor or in which Distributor directly or indirectly owns any equity interest during the life of this Agreement any goods or articles which compete with Amer Products or business without Amer’s prior written consent. Distributor shall keep Amer fully informed as to information in the possession of Distributor respecting products competitive with the Products including promotional literature and new product information.

In each instance, the Distributor shall ensure that each Country Distributor complies with this Section 13 and shall work in consultation with Amer for every exception of arrangements applicable to each Country Distributor.

Section 14 – Modification and Waiver

The failure or delay by Amer to enforce at any time or from time to time any one or more of the terms or conditions of this Agreement shall not be a waiver of any such term or condition or of Amer’s right thereafter to enforce each and every term or condition of this Agreement. No modification or waiver of any term or condition and no consent by Amer to any departure therefrom by Distributor shall be effective unless such modification or waiver shall be in writing and signed by a duly authorised officer of Amer and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. No notice to or demand upon Distributor in any instance shall entitle Distributor to any other or further notice or demand in similar or other circumstances.

Section 15 – Governmental Authorisations

(a)	During the Term of this Agreement Distributor shall, at its own cost and expense and without any cost or expense to Amer, obtain and maintain all necessary and appropriate governmental authorisations and permissions required to effect the labelling, promotion, purchase and resale and use of the Products in the relevant Country contemplated by this Agreement including without limitation all import and customs licenses and permits for the shipment of the Products or of any Products in the relevant Country without any responsibility on the part of Amer for any such permits and licenses. Amer shall co-operate with Distributor in obtaining such authorisations and permissions.

(b)	Amer and/or its Affiliates are subject to various laws and regulations governing the export of products and technology and the conduct of international business. Distributor agrees that it will not directly or indirectly engage in any acts which would constitute a violation of such laws or regulations, particularly where notified of such laws by a local Country or by Amer.

(c)	Distributor warrants to Amer that it is a corporation, duly and validly organised and existing in compliance with all laws of the relevant Country, where so required, and that each Country Distributor is authorized to do business in accordance with this Agreement in its Country.

Section 16 – Force Majeure

Neither Distributor nor Amer shall be liable for loss, damage, detention, delay, or failure to deliver all or any part of the goods resulting from causes beyond its control, including, but not limited to, acts of God, fires, strikes, insurrection or riots, embargoes, sanctions, car shortages, wrecks or delays in transportation, inability to obtain supplies and raw materials, requirements or regulations of any country including the Countries and any other civil or military authority nor in any event for consequential damages.

Section 17 – Notices

(a)	Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in English and shall be satisfactory if delivered by electronic mail and in any case upon receipt of an acknowledgement by the recipient or delivered personally, or sent by courier, cable or fax and in any case confirmed by registered or certified mail, return receipt requested, addressed to Amer as follows:

Amer Sports Malaysia Sdn Bhd

Unit 6-1, Level 6, Tower 6, UOA Business Park,

No. 1 Jalan Pengaturcara U1/51A, Seksyen U1,

40150 Shah Alam, Selangor, Malaysia

and to Distributor as follows:

Avid Sports Singapore Pte. Ltd.

3 Anson Road, #24-02

Springleaf Tower

Singapore 079909

Any change in these addresses shall be delivered to the other party in the same manner as notice is given under this section.

(b)	Nothing contained herein shall justify or excuse failure to give oral notice for the purpose of informing the other party thereof when prompt notification is appropriate, but such oral notice shall not satisfy the requirement of written notice.

Section 18 – Assignment, etc

Except as otherwise provided in this Agreement, Distributor shall not sell, assign, transfer, pledge, mortgage, lease, license or in any manner encumber or dispose, in whole or in part, this Agreement, or agree to do any of the foregoing, nor shall this Agreement or any right or interest hereunder pass by operation of law, or otherwise, without Amer’s prior written consent. Amer’s right to withhold its consent shall be absolute and unqualified. Distributor shall not assign any rights herein to any Country Distributor; rather, a Country Distributor’s rights are only derivative of the Distributor’s rights. All sub-distribution rights granted by Distributor to Country Distributors shall be expressly subject to termination or limitation as such rights may be terminated or limited under this Agreement between Amer and Distributor.

Section 19 – No Agency

Nothing in this Agreement shall create or be deemed to create any relationship of agency, partnership or joint venture and Distributor will assume all responsibility and liability for and will indemnify, defend and hold Amer harmless from any loss, injury or damage resulting from or claimed to result from acts or omissions on the part of Distributor, and Country Distributor, and their respective officers, directors, agents, employees and customers.

Distributor agrees that in all matters relating to this Agreement it shall be acting as an independent contractor and shall bear all of its expenses in connection with this Agreement. It shall not have any authority to assume or create any obligation, express or implied, on behalf of Amer. Distributor shall not make quotations or write letters over the name of Amer but in every instance shall use its own name.

Section 20 – Entire Agreement

This Agreement expresses fully the understanding between the parties and all prior agreements, representations, understandings, appointments or licenses, oral or written, are hereby expressly cancelled. This Agreement may be modified only in writing signed by both Distributor and Amer. The date of the execution by Amer shall be deemed to be the effective date of this Agreement.

Section 21 – Severability

Should any section, sentence, provision, paragraph or part of this Agreement, for any reason whatsoever, be adjudged by any court of competent jurisdiction, or be held by any other competent authority in the relevant Country having jurisdiction in the premises, to be invalid, unenforceable or illegal, such judgement or holding shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the section, sentence, provision, paragraph or part of this Agreement directly involved in the matter, controversy or proceeding in which such judgement, holding, finding or ruling shall have been rendered, and the remainder of this Agreement shall remain in full force in effect.

Section 22 – Rights and Remedies Cumulative

No right or remedy herein conferred upon either party is intended to be exclusive of any other right or remedy contained herein or contained in any invoice or other instrument or document delivered to Distributor. Every such right or remedy shall be cumulative and shall be in addition to every other such right and remedy contained herein and therein, whether now or hereafter existing at law or in equity or by statute, or otherwise.

Section 23 – Article Titles

The titles of the articles of this Agreement have been inserted only for ease of reference and shall have no bearing on the construction and interpretation of this Agreement.

Section 24 – Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be original and all of which shall together constitute one and the same agreement.

Section 25 – Governing Law

This Agreement shall be governed by the laws of Malaysia and the parties hereby submit to the exclusive jurisdiction of the Courts of Malaysia residing at Kuala Lumpur.

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IN WITNESS WHEREOF the parties have caused this Agreement to be executed in duplicate in the English Language.

SIGNED by	)
)
for and on behalf of	)
Amer Sports Malaysia Sdn Bhd	)
in the presence of :-)
Name:
NRIC/Passport No.:
Title:
Date:

Witness
Name:
NRIC/Passport No.
Title:
Date:

SIGNED by	)
)
for and on behalf of	)
Avid Sports Singapore Pte. Ltd.	)
in the presence of :-)
Name:
NRIC/Passport No.:
Title:
Date:

Witness
Name:
NRIC/Passport No.
Title:
Date: